                                                                    EXHIBIT 23.3


                          Independent Auditors' Consent


The Board of Directors
Ocean Energy, Inc.:

We consent to the use of our report dated January 28, 2003, with respect to the consolidated balance sheets of Ocean Energy, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference.

Our report refers to a change in the method of accounting for derivative financial instruments, effective January 1, 2001.



KPMG LLP


Houston, Texas
April 25, 2003